                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                ---------------
                                  SCHEDULE 13D/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               U.S.REALTEL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   902979103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                Ross J. Mangano
                              Oliver Estate, Inc.
                          112 West Jefferson Boulevard
                                   Suite 613
                           South Bend, Indiana 46601
                           Telephone no. 219-232-8213
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                January 17, 2003
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ].

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Troon & Co. FEIN: 35-6224732
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Indiana
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    551,615(1)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    551,615(1)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(2)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------


----------
(1) Includes warrants to purchase a total of 551,615 shares of Common Stock.

(2) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in that certain Purchase Agreement dated July 16, 2002 by and among the Company and certain other parties (the "Purchase Agreement"); (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Jo. & Co. FEIN: 35-1876627
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Indiana
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    1,508,108(3)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    1,508,108(3)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(4)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------





----------
(3) Includes warrants to purchase a total of 558,707 shares of Common Stock.

(4) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Joseph D. Oliver Trust - GO Cunningham Fund FEIN: 36-6010982
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    127,455(5)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    127,455(5)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(6)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(5) Includes warrants to purchase a total of 64,955 shares of Common Stock.

(6) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Joseph D. Oliver Trust - James Oliver II Fund FEIN: 36-6010984
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    127,455(7)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    127,455(7)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(8)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(7) Includes warrants to purchase a total of 64,955 shares of Common Stock.

(8) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Joseph D. Oliver Trust - Joseph Oliver Jr. Fund FEIN: 36-6010986
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    127,455(9)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    127,455(9)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(10)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(9) Includes warrants to purchase a total of 64,955 shares of Common Stock.

(10) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Joseph D. Oliver - Susan C. Oliver Fund FEIN: 36-6010988
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    127,455(11)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    127,455(11)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(12)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(11) Includes warrants to purchase a total of 64,955 shares of Common Stock.

(12) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    J. Oliver Cunningham Trust FEIN: 35-6234496
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    BK
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Indiana
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    103,500(13)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    103,500(13)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(14)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(13) Includes Warrants to purchase a total of 103,500 shares of Common Stock.

(14) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Anne C. McClure Trust FEIN: 35-6234495
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    BK
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Illinois
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    103,500(15)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    103,500(15)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8% (16)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

----------
(15) Includes Warrants to purchase a total of 103,500 shares of Common Stock.

(16) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 902979103
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Jane C. Warriner Trust FEIN: 35-6234484
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    BK
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Indiana
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    103,500(17)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    103,500(17)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(18)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------


----------
(17) Includes Warrants to purchase a total of 103,500 shares of Common Stock.

(18) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 585162100
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Ross J. Mangano
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    233,621(19)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    233,621(19)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(20)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(19) Includes warrants to purchase a total of 158,621 shares of Common Stock. Mr. Mangano may be deemed to beneficially own the shares of Common Stock of the other reporting persons hereto based on his position as general partner, trustee, officer, director or control person thereof. Mr. Mangano disclaims beneficial ownership of all shares not owned personally by him.

(20) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

CUSIP No. 585162100
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    James G. Hart
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS

    WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEM 2(d) OR 2(e)                                                     [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    86,473(21)
   SHARES      -----------------------------------------------------------------
                8   SHARED VOTING POWER
BENEFICIALLY
                    -0-
OWNED BY EACH  -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER
  REPORTING
                    86,473(21)
   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,200,137
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                         [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     15.8%(22)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

----------
(21) Includes Warrants to purchase a total of 38,973 shares of Common Stock.

(22) Based on an aggregate of 20,288,096 consisting of (a) 5,873,395 outstanding shares of Common Stock as disclosed in the Company's Form 10-QSB dated November 19, 2002; (b) 3,222,755 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock, as disclosed in the Purchase Agreement; (c) 2,342,388 shares of Common Stock issuable upon exercise of outstanding options, as disclosed in the Purchase Agreement; and (d) 8,849,558 shares of Common Stock issuable upon conversion of outstanding convertible notes as disclosed in the Purchase Agreement.

This Third Amendment (the "Amendment") further amends the Schedule 13G previously filed by Jo & Co and Ross J. Mangano on February 14, 2001, as previously amended by that certain Schedule 13D/A filed on August 5, 2002 by the following entities and individuals (collectively referred to herein as the "Filing Group"):

          (i) Troon & Co., an Indiana general partnership, with respect to shares beneficially owned by it;

          (ii) Jo & Co., with respect to shares beneficially owned by it;

          (iii) Joseph D. Oliver Trust - GO Cunningham Fund, an Illinois trust, with respect to shares beneficially owned by it;

          (iv) Joseph D. Oliver Trust - James Oliver II Fund, an Illinois trust, with respect to shares beneficially owned by it;

          (v) Joseph D. Oliver Trust - Joseph D. Oliver, Jr. Fund, an Illinois trust, with respect to shares beneficially owned by it;

          (vi) Joseph D. Oliver - Susan C. Oliver Fund, an Illinois trust, with respect to shares beneficially owned by it;

          (vii) J. Oliver Cunningham Trust, an Indiana trust ("JOC Trust"), with respect to shares beneficially owned by it;

          (viii) Anne C. McClure Trust, an Illinois trust ("ACM Trust"), with respect to shares beneficially owned by it;

          (ix) Jane C. Warriner Trust, an Indiana trust ("JCW Trust"), with respect to shares beneficially owned by it;

          (x) Ross J. Mangano with respect to shares beneficially owned by him; and

          (xi) James G. Hart with respect to shares beneficially owned by him.

This amendment relates to the common stock (the "Common Stock") of U.S. RealTel, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 15 Piedmont Center, Suite 100, Atlanta, Georgia 30305.

The Schedule 13D/A is amended to reflect the sale by the JOC Trust, the ACM Trust and the JCW Trust as a result of the sale of the convertible fixed rate promissory notes issued by the Company (the "Notes"). Immediately prior to the sale, the Notes were convertible into an aggregate of 951,870 shares of Common Stock. The Notes were sold by the JOC Trust, the ACM Trust and the JCM Trust for a total purchase price of $1,576,148.15 (the "Purchase Price"), which covers the Notes, the warrants exercisable upon conversion of the Notes, and an aggregate amount of 10.4 shares of the Company's Series A Preferred Stock, pursuant to a Securities Purchase Agreement dated January 17, 2002.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January __, 2003

                                 TROON & CO., an Indiana general partnership

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee and Partner

                                 JO & CO., an Indiana general partnership

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee and Partner

                                 JOSEPH D. OLIVER TRUST - GO
                                 CUNNINGHAM FUND, an Illinois trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 JOSEPH D. OLIVER TRUST - JAMES OLIVER II FUND, an Illinois trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 JOSEPH D. OLIVER TRUST - JOSEPH D. OLIVER, JR. FUND, an Illinois trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 JOSEPH D. OLIVER - SUSAN C. OLIVER FUND, an Illinois trust

                                 By:  /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 J. OLIVER CUNNINGHAM TRUST, dated
                                 February 26, 1971, an Indiana trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 ANNE. C. MCCLURE TRUST, dated
                                 February 26, 1971, an Illinois trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 JANE C. WARRINER TRUST, dated
                                 February 26, 1971, an Indiana trust

                                 By: /s/ ROSS J. MANGANO
                                    --------------------------------------------
                                 Name:  Ross J. Mangano
                                 Title: Trustee

                                 /s/ ROSS J. MANGANO
                                 -----------------------------------------------
                                 Ross J. Mangano


                                 /s/ JAMES G. HART
                                 -----------------------------------------------
                                 James G. Hart